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                                                                    EXHIBIT 99.3

The undersigned grants permission to Optio Software, Inc. to include the application overview below in its Form S-1 registration statement. All information provided is complete and accurate.

Schlumberger, Ltd.

By:    /s/ Jean Roy
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Title: RMS IT Manager
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Date   December 13, 1999
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         SCHLUMBERGER, LTD. The Resource Management Services group of
Schlumberger Ltd., a Fortune 500 international technical products and services company, provides business analysis and consulting, system integration, product design and manufacturing. With more than 15,000 employees in over 30 countries, the company wanted to integrate its enterprise applications with a single-vendor solution that customized and distributed purchase order, request for quotation, invoicing and payment information. The objective was to ensure worldwide standardization of business information, while improving business processes to aid in its future growth. Our solutions, implemented in 38 sites throughout 14 countries, allows Schlumberger to take information generated by its enterprise applications and deliver customized business-critical documents and reports to a variety of digital destinations, including laser and thermal printers and fax servers. Benefits include improved response times to customer, supplier and vendor requests, improved utilization of current information technology infrastructure and worldwide coverage for all implementations.